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                                                               Exhibit 99.1





Analyst contact:
Dennis E. McDaniel
Vice President, Financial Accounting and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
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                     Ohio Casualty Corporation Appoints
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                          New Director to its Board
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FAIRFIELD, Ohio, May 23, 2001 -- Ohio Casualty Corporation (NASDAQ: OCAS) has
appointed Edward T. Roeding a member of its Board of Directors, effective May 17, 2001. Mr. Roeding's term will expire in 2004.

Since 1972, Mr. Roeding has served as president and chief executive officer of Roeding Group Companies, which has offices in Crestview Hills and Lexington, KY, and Cincinnati, OH. Roeding is made up of four companies that provide a wide array of financial and insurance services. During his tenure at Roeding Group Companies, Mr. Roeding has led the Group to increase company revenues from $50,000 to over $5 million annually and to a ranking in the top five percent of agents with revenues of over $5 million, according to a Best Practice study compiled by Reagan Consulting.

"Ted brings to the Board a valuable perspective as a successful businessman," commented Chairman of the Board Stanley N. Pontius. "His understanding of the insurance business, especially from the agents' perspective, will be welcomed as we pursue our objectives."

A graduate of Thomas More College (Kentucky) with a bachelor's degree in accounting, Mr. Roeding serves on the Boards of Directors of Transitions, Inc.; the St. Elizabeth

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Medical Center Foundation; and Northern Kentucky Alliance for Education. He
also serves as chairman of the Executive Committee of Peoples Bank of Northern Kentucky, a firm he helped to found.


Corporate profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 36th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2000). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and has assets of approximately $4.49 billion as of Dec. 31, 2000.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; ability of Ohio Casualty to integrate and retain business acquired from the Great American Insurance Company; and general economic and market conditions.

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